================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                                JANUARY 31, 1997
                Date of Report (Date of earliest event reported)



                     HORIZON MENTAL HEALTH MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)


             DELAWARE                     1-13626             75-2293354
    (State or other jurisdiction       (Commission          (IRS Employer
        of incorporation)              File Number)      Identification No.)





                            1500 WATERS RIDGE DRIVE
                          LEWISVILLE, TEXAS 75057-6011
             (Address of principal executive offices and zip code)





                                 (972) 420-8200
                        (Registrant's telephone number,
                              including area code)



================================================================================

ITEM 5.  OTHER EVENTS

         (a) RESTATED FINANCIAL STATEMENTS. The Board of Directors of Horizon Mental Health Management, Inc., a Delaware corporation ("Horizon" or the "Company"), approved a three-for-two stock split effected in the form of a 50% stock dividend, pursuant to which one additional share of Common Stock, $.01 par value ("Common Stock"), of Horizon was issued on January 31, 1997 for every two shares of Common Stock of Horizon held by stockholders of record at the close of business on January 22, 1997. The audited consolidated financial statements of Horizon previously filed with the Securities and Exchange Commission (the "Commission") as part of the Annual Report on Form 10-K of the Company for its fiscal year ended August 31, 1996 have been retroactively restated to reflect such stock split/dividend. Such restated consolidated financial statements of Horizon are included herein at pages F-1 through F-18 of this Report and incorporated by reference into this Item 5.

         (b) SUMMARY OF RIGHTS AGREEMENT. On January 29, 1997, the Board of Directors of the Company declared a dividend distribution of one Common Stock purchase right (a "Right") for each outstanding share of Common Stock of the Company at the close of business on February 19, 1997 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one share of Common Stock at an initial exercise price of $83.33 per share (the "Exercise Price"), subject to adjustment. The description and the terms of the Rights are set forth in a Rights Agreement dated as of February 6, 1997 (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights Agent").

                 Pursuant to such declaration, each holder of shares of Common Stock as of the Record Date is entitled to receive a distribution of one Right per share of Common Stock in accordance with and pursuant to the Rights Agreement. Such distribution was made on March 4, 1997. A Right will also accompany each share of Common Stock issued following the Record Date.

                 Initially, the Rights will not be exercisable or transferable apart from the shares of Common Stock with respect to which they were distributed, and will be evidenced only by the certificates representing such shares. The Rights will become exercisable and transferable apart from the Common Stock on a date (the "Exercisability Date") that is the earlier of (i) the close of business on the tenth business day after the Stock Acquisition Date, defined as the first date of a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below) or (ii) the close of business on such date as a majority of the Board of Directors shall determine, which date shall follow the commencement of a tender or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person. The Rights will be exercisable from the Exercisability Date until the Expiration Date, which is the earlier of the close of business on March 4, 2007 (the "Final Expiration Date"), the date the Rights are redeemed by the Company, or the date the Rights are exchanged by the Company, at which time they will expire.

                 A person or group becomes an Acquiring Person when such person or group acquires or obtains the right to acquire beneficial ownership of 15% or more of the then outstanding shares of Common Stock, with certain exceptions described in the Rights Agreement (including exceptions for shares owned by the Company or a subsidiary or employee benefit plan of the Company, and for shares owned by any person who the Board of Directors determines inadvertently reached such 15% beneficial ownership level and who promptly divests sufficient shares such that 15% or greater beneficial ownership ceases).

                 Prior to the Exercisability Date, the Rights will not be transferable apart from the shares of Common Stock to which they are attached. Thus, the surrender or transfer of any Common Stock certificate prior to that date will also constitute the transfer of the Rights associated with the shares represented by such certificate. Until the Exercisability Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of shares of Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Exercisability Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock, outstanding as of the Record Date, even without such notation or a copy of a Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable after the Exercisability Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to each record holder of shares of Common Stock as of the close of business on the Exercisability Date and, in certain circumstances, holders of certain shares issued after the Exercisability Date. Until exercised, the holders will not have any rights of holders of Common Stock, including any rights to vote or receive dividends on the Common Stock.

                 Upon the acquisition of 15% of the Common Stock by an Acquiring Person (a "Flip-In Event"), each holder of a Right will thereafter have the right (the "Flip-In Right") to receive, upon exercise and payment of the Exercise Price, the number of shares of Common Stock having a market value immediately prior to the Flip-In Event equal to two times the then current Exercise Price of the Right, except that any Right that is (or, in certain circumstances specified in the Rights Agreement, was) beneficially owned by an Acquiring Person (or any of its affiliates or associates, as defined) will become null and void upon the occurrence of the Flip-In Event. Cash will be paid in lieu of fractional shares.

                 For example, at the Exercise Price of $83.33 per Right, if any person becomes the beneficial owner of 15% or more of the outstanding Common Stock of the Company, ten business days thereafter each Right (other than Rights owned by such 15% beneficial owner or any of its affiliates or associates, which will have become void) would entitle its holder to purchase $166.66 worth of Common Stock for $83.33. Assuming that the Common Stock had a per share value of $16.66 at such time, each Right would effectively entitle its holder to purchase ten shares of Common Stock for $83.33.

                 If, at any time following an Exercisability Date, either (i) the Company is acquired in a merger or other business combination transaction or (ii) the Company sells or otherwise transfers more than 50% of its aggregate assets or earning power, each holder of a Right (except Rights previously voided as described above) will thereafter have the right (the "Flip-Over Right") to receive, upon exercise, shares of common stock of the Acquiring Person having a value equal to two times the then current Exercise Price of the Right. The Flip-Over Right will be exercisable apart from, and regardless of the exercise or surrender of, the Flip-In Right.

                 At any time prior to the close of business on the tenth business day following a public announcement that a party is an Acquiring Person, the Board of Directors may redeem the Rights in whole but not in part at a Redemption Price of $.01 per Right. Under some circumstances, the redemption must also be approved by a majority of the members of the Board of Directors in office at the time of the adoption of the Rights Agreement or members whose nominations were approved by members then in office. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                 At any time after any person becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Acquiring Person or any of its affiliates or associates which have become void), in whole or in part, for Common Stock at an exchange ratio of one share of Common Stock per Right. Under some circumstances, the exchange must also be approved by a majority of the members of the Board of Directors in office at the time of the adoption of the Rights Agreement or members whose nominations were approved by members then in office.

                 The Exercise Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights, options or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Common Stock) or of subscription rights or warrants (other than those referred to above).

                 The Rights Agreement contemplates that the Company will reserve a sufficient number of authorized but unissued shares of Common Stock to permit the exercise in full of the Rights should the Rights become exercisable. However, the Board of Directors may (and under certain circumstances is obligated to) issue other equity securities or assets upon the exercise of the Rights if sufficient shares of Common Stock are not available for issuance. The Board of Directors may make adequate provision to substitute for the shares of Common Stock which are not available for issuance upon exercise of such Rights either cash, other equity securities of the Company (including, without limitation, shares of Preferred Stock of the Company), debt securities of the Company, other assets, or a combination of the foregoing, having an aggregate value (as determined by a majority of the Board of Directors after receiving advice from a nationally recognized investment banking firm) equal to the value of the shares of Common Stock unavailable for issuance upon exercise of the Rights. In addition, the Board of Directors, subject to certain limitations, may amend the Rights Agreement to change the Exercise Price and therefore the number of shares of Common Stock issuable upon exercise of the Rights. If the Company does not take such action within 30 days following the later of a Flip-In Event or the date on which the Company's right of redemption with respect to the Rights expires, then the Company will be required to deliver cash as the substitute for the unavailable authorized shares of Common Stock.

                 At any time prior to the Exercisability Date, the Board of Directors may amend any provision of the Rights Agreement in any manner, including to change the Exercise Price, without the approval of the holders of the Common Stock. Thereafter, subject to certain limitations, the Board of Directors may amend the Rights Agreement without the approval of the holders of the Common Stock so long as the interests of the holders of the Rights are not adversely affected, including generally (i) to shorten or lengthen any time period under the Rights Agreement or (ii) in any manner that the Board deems necessary or desirable, so long as such amendment is consistent with and for the purpose of fulfilling the objectives of the Board of Directors in originally adopting the Rights Agreement.

                 The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, at any time prior to the close of business on the tenth business day after the Stock Acquisition Date, redeem all but not less than all the then outstanding Rights at the Redemption Price.

                 A copy of the Rights Agreement has been filed as an exhibit to the Registration Statement on Form 8-A filed by Horizon with the Commission on February 7, 1997, and incorporated by reference as Exhibit 4.1 to this Report. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

EXISTING ANTI-TAKEOVER PROVISIONS

                 Portions of the Company's Certificate of Incorporation and Bylaws may make more difficult the acquisition of control of the Company.
These provisions may also encourage persons seeking to acquire control of the Company to consult first with the Company's Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares of the Company or which is otherwise unfair to stockholders of the Company.

                 The Company's authorized capital stock currently includes 500,000 shares of Preferred Stock, $.10 par value per share. No such Preferred Stock is currently outstanding. The Board of Directors of the Company has the authority to authorize the issuance of the Preferred Stock in one or more series and to fix the rights (including the voting rights, if any), preferences, privileges and restrictions granted to or imposed upon any such series, without any further vote or action by stockholders. Any future issuance of Common Stock will be subject to the rights of holders of any outstanding shares of Preferred Stock which the Company may issue in the future.

                 The Company believes that the Preferred Stock provides the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise.
Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without further action by stockholders, unless such action is required by applicable laws or the rules of any stock exchange or market on which the Company's securities may be listed. Although the Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock, the terms of which could impede the completion of a merger, tender offer or other takeover attempt and may adversely affect the voting and other rights of the holders of Common Stock. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders at the time of issuance. The Board of Directors, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

                 The Bylaws of the Company provide that the number of directors may be fixed from time to time by the Company's Board of Directors. In addition, the Bylaws provide that subject to any rights of the holders of any outstanding Preferred Stock of the Company, a majority of the Board of Directors then in office will have the authority to fill any vacancies on the Board of Directors. Accordingly, the Board of Directors could temporarily prevent any stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         See page F of this Report for a list of financial statements filed as part of this Report.

         (c)     Exhibits

                 3.1 Certificate of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit
                          3.1 to the Company's Quarterly Report on Form 10-Q as filed with the Commission on March 31, 1997).

                 3.2 Amended and Restated Bylaws of the Company, as amended (incorporated herein by reference to Exhibit
                          3.2 to the Company's Registration Statement on Form S-1 (Registration Number 33-88314) as filed with the Commission on February 16, 1995).

                 4.1 Rights Agreement dated February 6, 1997, between Horizon Mental Health Management, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as exhibits the form of Rights Certificate and the Summary of Rights Agreement (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A (Registration Number 000-22123) as filed with the Commission on February 7, 1997).

                23.1      Consent of Price Waterhouse LLP (filed herewith).

                27.1      Financial Data Schedule (filed herewith).

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        HORIZON  MENTAL HEALTH MANAGEMENT, INC.




Date: May 8, 1997                       By:      /s/ James W. McAtee
                                              ----------------------------------
                                                 James W. McAtee
                                                 Executive Vice
                                                 President,Finance &
                                                 Administration (Principal
                                                 Financial and Chief Accounting
                                                 Officer)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . F-1

Consolidated Balance Sheets at August 31, 1995 and 1996 . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . F-2

Consolidated Statements of Income
  For the Years Ended August 31, 1994, 1995, Pro Forma 1995, and 1996 . . . . .. . . . . . . . . . . . . . . . . . . F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficit)
  For the Years Ended August 31, 1994, 1995 and 1996  . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . F-5

Consolidated Statements of Cash Flows
  For the Years Ended August 31, 1994, 1995 and 1996  . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . F-6

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . F-7





                                      F

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Horizon Mental Health Management, Inc.

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Horizon Mental Health Management, Inc. and its subsidiaries at August 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion of these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

Dallas, Texas
October 7, 1996, except as to Note 13, which is as of April 29, 1997

HORIZON MENTAL HEALTH MANAGEMENT, INC.

CONSOLIDATED BALANCE SHEETS



                                                          ASSETS

                                                                                     AUGUST 31,
                                                                              1995               1996
                                                                          ------------       -------------
CURRENT ASSETS:
   Cash and short-term investments                                        $  3,167,036        $   7,940,232
   Accounts receivable less allowance for uncollectible
    accounts of $1,223,027 and $627,142
    at August 31, 1995 and 1996, respectively                                5,723,858            7,096,964
   Receivable from employees                                                   173,206               89,126
   Prepaid expenses and supplies                                               124,587              234,028
   Other receivables                                                           100,397               29,426
   Other current assets                                                         30,680               71,940
   Current deferred taxes                                                      704,276            1,018,602
                                                                          ------------        -------------
        TOTAL CURRENT ASSETS                                                10,024,040        $  16,480,318
                                                                          ------------        -------------
PROPERTY AND EQUIPMENT:
   Equipment                                                                 1,801,508            2,325,320
   Buildings and improvements                                                  106,784              109,467
                                                                          ------------        -------------
                                                                             1,908,292            2,434,787
   Less accumulated depreciation                                               966,561            1,552,975
                                                                          ------------        -------------
                                                                               941,731              881,812
Goodwill, net of accumulated amortization of $1,188,130
 and $1,525,015 at August 31, 1995 and 1996,
 respectively                                                               11,574,409           13,388,738
Management contracts, net of accumulated amortization
 of $989,603 and $1,475,375 at August 31, 1995
 and 1996, respectively                                                      2,410,801            1,925,029
Other assets                                                                   400,534              195,630
                                                                          ------------        -------------
        TOTAL ASSETS                                                      $ 25,351,515        $  32,871,527
                                                                          ============        =============




          See accompanying notes to consolidated financial statements.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

CONSOLIDATED BALANCE SHEETS


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                               AUGUST 31,
                                                                             1995                 1996
                                                                      ----------------     ----------------
CURRENT LIABILITIES:
   Accounts payable                                                   $      1,070,955     $      1,193,048
   Employee compensation and benefits                                        3,188,684            4,018,951
   Accrued third party payor liabilities                                       469,061              142,918
   Income taxes payable                                                        535,244                9,598
   Accrued expenses                                                          1,623,681            4,981,386
   Payable to Health Insurance Program                                         661,248              661,248
   Current debt maturities                                                       7,248               -
                                                                      ----------------     ----------------
        TOTAL CURRENT LIABILITIES                                            7,556,121           11,007,149

   Long-term debt-related party - Note 6                                     2,500,000               -
   Deferred income taxes                                                       643,351            1,496,214
                                                                      ----------------     ----------------
        TOTAL LIABILITIES                                                   10,699,472           12,503,363

Commitments and contingencies - Note 9                                          -                    -
Minority interest                                                               -                     8,755

STOCKHOLDERS' EQUITY:
   Preferred stock, $.10 par value, authorized 500,000
    shares; none issued or outstanding                                          -                    -
   Common stock, $.01 par value, 10,000,000 shares
    authorized at August 31, 1995 and 1996;
    5,341,575 and 5,476,027 shares issued
    and outstanding at August 31, 1995 and 1996                                 53,416               54,760
   Additional paid-in capital                                               13,707,626           13,849,408
   Retained earnings                                                           891,001            6,455,241
                                                                      ----------------     ----------------
                                                                            14,652,043           20,359,409
                                                                      ----------------     ----------------
     TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                                                          $     25,351,515     $     32,871,527
                                                                      ================     ================




          See accompanying notes to consolidated financial statements.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF INCOME

                                                              FOR THE YEARS ENDED AUGUST 31,
                                            --------------------------------------------------------------
                                               1994             1995             1995              1996
                                            -----------     ------------     -----------        ----------
                                                                              PRO FORMA
                                                                              (UNAUDITED)
                                                                               (Note 3)
REVENUES:
   Net patient and service revenue          $30,258,927      $29,349,764      $56,077,599      $62,444,755

EXPENSES:
   Salaries and benefits                     16,813,613       15,389,780       29,925,058       34,705,889
   Purchased services                         4,730,775        4,644,645        9,023,683        8,635,117
   Provision for bad debts                      312,176          208,946          901,688           73,948
   Depreciation and amortization                560,417          903,184        1,166,734        1,307,688
   Other                                      5,745,092        4,267,212        8,045,786        8,805,581
                                            -----------      -----------      -----------      -----------

Operating expenses                           28,162,073       25,413,767       49,062,949       53,528,223
                                            -----------      -----------      -----------      -----------

Other income (expense)
   Interest expense - related party          (1,091,442)      (1,161,440)      (1,161,440)         (24,298)
   Interest expense - other                      (2,545)          (1,350)          (1,350)          (5,073)
   Interest income and other                     92,572          409,047          453,554          353,231
   Loss on sale of fixed assets                  (3,467)          -                -                -
                                            -----------      -----------      -----------      -----------


Income before income taxes                    1,091,972        3,182,254        6,305,414        9,240,392
Income tax expense (benefit)                    (20,380)         803,754        2,522,166        3,673,755
                                            -----------      -----------      -----------      -----------


Income before equity in net earnings
 of Horizon LLC and minority interest         1,112,352        2,378,500        3,783,248        5,566,637
Equity in net earnings of Horizon LLC           364,000        1,567,720           -                 -
Minority interest                                                     -            -                (2,397)
                                            -----------      -----------      -----------      -----------

Net income                                  $ 1,476,352      $ 3,946,220      $ 3,783,248      $ 5,564,240
                                            ===========      ===========      ===========      ===========

Earnings per common share:
   Net income per common share              $      0.35      $      0.76      $      0.60      $      0.85
                                            ===========      ===========      ===========      ===========

Weighted average shares outstanding           4,183,747        5,162,889        6,329,258        6,525,042
                                            ===========      ===========      ===========      ===========






          See accompanying notes to consolidated financial statements.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED AUGUST 31, 1994, 1995, AND 1996


                                                           ADDITIONAL           RETAINED
                                    COMMON SHARES           PAID-IN             EARNINGS
                               SHARES         AMOUNT        CAPITAL             (DEFICIT)          TOTAL
                          --------------   -----------   ---------------   ---------------    --------------
Balance at
 August 31, 1993               3,123,000    $   31,230    $    1,564,786   $    (4,531,571)   $   (2,935,555)

Net income                           -             -                 -           1,476,352         1,476,352

Sale of rights to
 purchase options                    -             -              25,000               -              25,000
                               ---------    ----------    --------------   ---------------    --------------
Balance at
 August 31, 1994               3,123,000    $   31,230    $    1,589,786   $    (3,055,219)   $   (1,434,203)

Net income                           -             -                 -           3,946,220         3,946,220

Initial public
 offering                      2,100,000        21,000        11,978,528               -          11,999,528

Exercise of stock
 options                         118,575         1,186           122,562               -             123,748

Sale of rights to
 purchase options                    -             -              16,750               -              16,750
                               ---------    ----------    --------------   ---------------    --------------
Balance at
 August 31, 1995               5,341,575    $   53,416    $   13,707,626   $       891,001    $   14,652,043

Net income                           -             -                 -           5,564,240         5,564,240

Exercise of stock
 options                         134,440         1,344           141,782               -             143,126
                               ---------    ----------    --------------   ---------------    --------------
Balance at
 August 31, 1996               5,476,015    $   54,760    $   13,849,408   $     6,455,241    $   20,359,409
                               =========    ==========    ==============   ===============    ==============



          See accompanying notes to consolidated financial statements.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 1994, 1995 and 1996

                                                                  1994             1995             1996
                                                              ------------     ------------     ------------
Cash flows from operating activities:
   Net income                                                 $  1,476,352     $  3,946,220     $  5,564,240
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization                                 560,417          903,184        1,307,688
     Loss on sale of equipment                                       3,467           -                -
     Horizon LLC investment income                                (364,000)      (1,567,720)          -
     Minority interest                                              -                -                 2,397
   Changes in net assets and liabilities:
     (Increase) decrease in accounts receivable                  1,342,206        4,901,665       (1,347,073)
     (Increase) decrease in other receivables                       (1,054)          69,177          158,091
     (Increase) decrease  in prepaid expenses and supplies         340,383          263,777         (105,405)
     (Increase) decrease in other assets                           (85,884)         171,329         (127,188)
     Increase in accounts payable and accrued expenses             254,717        1,043,854        2,850,323
     (Decrease) increase in payable to health insurance program                     718,000       (1,126,208)
                                                                ----------     ------------     ------------
Cash flows provided by operating activities                      4,244,604        8,605,278        8,303,073
                                                                ----------     ------------     ------------
Cash flows from investing activities:
   Purchase of fixed assets                                       (347,881)        (292,209)        (378,988)
   Payment for purchase of minority interest in
    Horizon LLC, net of cash acquired                               -            (9,196,249)          -
   Cash contributed to Horizon LLC                              (1,800,000)        (620,000)          -
   Payment for purchase of PPS, net of cash acquired                -                -              (786,767)

Cash flows used in investing activities                         (2,147,881)     (10,108,458)      (1,165,755)
                                                                ----------     ------------     ------------
Cash flows from financing activities:
   Payments on long-term debt                                   (1,610,942)      (9,613,536)      (2,507,248)
   Sale of rights to purchase options                               25,000           16,750           -
   Net proceeds from issuance of stock                              -            12,123,276          143,126
                                                                ----------     ------------     ------------
Cash flows provided by (used in) financing activities           (1,585,942)       2,526,490       (2,364,122)
                                                                ----------     ------------     ------------
Net increase in cash and short-term investments                    510,781        1,023,310        4,773,196
                                                                ----------     ------------     ------------
Cash and short-term investments at beginning of year             1,632,945        2,143,726        3,167,036
                                                                ----------     ------------      -----------
Cash and short-term investments at end of year                  $2,143,726     $  3,167,036      $ 7,940,232
                                                                ==========     ============      ===========

Supplemental disclosure of cash flow information:
------------------------------------------------
 Cash paid during the year for:
     Interest                                                   $1,091,442     $ 1,162,790      $     29,371
                                                                ==========     ============     ============

     Income taxes                                               $   15,971     $    374,438     $  3,721,824
                                                                ==========     ============     ============

Supplemental disclosure of noncash investing activities:
-------------------------------------------------------
   Purchase of minority interest in Horizon LLC during fiscal year
      1995 and the acquisition of 80% of the common stock of
      Professional Psychological Services during the fiscal year 1996:
     Fair value of assets acquired                            $     -          $ 17,283,061     $  2,315,535
     Cash paid                                                      -            (9,683,467)      (1,225,000)
     Conversion of equity investment                                -            (4,351,737)          -
                                                              -------------    ------------     ------------
     Liabilities assumed                                      $     -          $  3,247,857     $  1,090,535
                                                              =============    ============     ============

          See accompanying notes to consolidated financial statements.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION

     Horizon Mental Health Management, Inc. ("Horizon or the Company") is a contract manager of mental health programs offered by general acute care hospitals in the United States. These management contracts are generally for terms ranging from three to five years, the majority of which have automatic renewal provisions. Horizon currently has offices in the Dallas, Texas; San Francisco, California; Chicago, Illinois; Tampa, Florida; and Boston, Massachusetts metropolitan areas.

     On August 1, 1994 Horizon signed a contract with the Horizon Mental Health Management LLC (the "Horizon LLC") to have it manage all of Horizon's then existing management contract obligations for a 72.5% interest in the Horizon LLC. Prior to March 20, 1995, the remaining 27.5% interest in the Horizon LLC was held by Mental Health Management, Inc. ("MHM") which signed a contract with the Horizon LLC to have it manage all of MHM's then existing management contract obligations. Prior to the Company's acquisition of the minority interest of MHM in the Horizon LLC, as discussed below, certain provisions of the limited liability company agreement of the Horizon LLC which required the consent of MHM for certain transactions prevented Horizon from having the ability to control the Horizon LLC under generally accepted accounting principles, and therefore the Horizon LLC was not consolidated with Horizon and Horizon accounted for its investment in the Horizon LLC by the equity method through the six months ended February 28, 1995. Prior to formation of the Horizon LLC, Horizon's contracts were managed through a wholly- owned subsidiary. The Horizon LLC contract stipulated that MHM, as a member in the Horizon LLC, would be allocated the first $1,750,000 of the Horizon LLC income for each of the two fiscal years ending August 31, 1995 and 1996. During the six months ended February 28, 1995, MHM was allocated a total of $1,750,000 of the Horizon LLC's income while Horizon was allocated $1,567,720 all in the second quarter.

     Upon completion of its initial public offering of common stock, Horizon became contractually obligated to acquire the minority interest of MHM in the Horizon LLC. March 13, 1995 was the effective date of the initial public offering. The acquisition of the minority interest of MHM was effective March 20, 1995. As such, the Horizon LLC became a wholly-owned subsidiary of Horizon. The Horizon LLC has been consolidated with the Company effective March 1, 1995 through August 31, 1995. Effective September 1, 1995, the Horizon LLC was dissolved and its operations combined with Horizon. (See Note 4)

     Horizon was formed in July 1989 for the purpose of acquiring all the assets of two companies. One of these companies, known as Horizon Health Management Company, had been formed in 1981 and since that time had been engaged in the mental health contract management business. The other company owned a freestanding psychiatric hospital in California. Effective March 1, 1990, the assets constituting the contract management business and the psychiatric hospital of the two companies were transferred to Horizon.

     A subsidiary of Horizon leased and began operating Mountain Crest Hospital ("MCH") in December 1990. Just prior to the Horizon LLC formation, Horizon subleased MCH to MHM for a period commencing July 31, 1994 through December 31, 2000. Horizon, which had previously guaranteed the obligations under the primary lease, has provided the substitute guaranty of MHM to the lessor. Management believes it has satisfied the conditions in the primary lease for release of its guaranty. The sublease requires monthly rental payments to Horizon of 50% of operating cash flow, as defined, subject to a minimum monthly payment of $20,000, not to exceed $1,200,000 in the aggregate over the sublease life which expires upon expiration of the primary lease on December 31, 2000. As of August 31, 1996, Horizon has received $603,686 of the $1,200,000 resulting in future receipts of $596,314 to be received on or before February 1, 1999 assuming minimum monthly payments of $20,000. Horizon retained the July 31, 1994 balances of accounts receivable and the liabilities for

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     the MCH operations, the remaining balances of which are included in the consolidated financial statements at August 31, 1995 and 1996. In addition, the results of the MCH operations through July 31, 1994 are also included in the consolidated financial statements.

     INITIAL PUBLIC OFFERING

     On March 13, 1995, the Company's initial public offering of 3,120,000 shares of common stock at an offering price to the public of $6.67 per share was declared effective by the Securities and Exchange Commission.
     Of the 3,120,000 shares of common stock offered, 1,981,849 shares were offered by Horizon and 1,138,151 shares were offered by a stockholder of the Company. On March 20, 1995, the Company completed the initial public offering, issued the common stock and received net proceeds of $11,324,141 (after deducting underwriting discounts and IPO costs of $1,888,189).

     On April 11, 1995, the Company sold an additional 118,150 shares of common stock at the initial offering price of $6.67 per share pursuant to the exercise of the over allotment option granted to the underwriters in the initial public offering. Net proceeds of $675,387 (after deducting underwriting discounts and IPO costs of $112,283) were received by the Company.

     PURCHASE OF MINORITY INTEREST

     On March 20, 1995, $9,683,467 of the $11,324,141 in net proceeds to the Company from its initial public offering were used to purchase MHM's minority interest in the Horizon LLC. The purchase transaction eliminated MHM's equity interest in the Horizon LLC ($2,794,715) and recognized an increase in intangible assets based upon the value of the Horizon LLC management contracts ($2,355,000). The remaining purchase price was recorded as goodwill ($4,533,752). The increase in contract value will be amortized over seven years and the goodwill over forty years. As a result of this transaction, the Horizon LLC was consolidated with the Company effective March 1, 1995. Effective September 1, 1995, the Horizon LLC was dissolved and its operations combined with Horizon. (See Note 4)

2.   SUBLEASE OF MOUNTAIN CREST HOSPITAL OPERATIONS

     As discussed in Note 1, Horizon subleased the operations of MCH to MHM effective July 31, 1994. The operating results of MCH for the eleven months ended July 31, 1994 have been consolidated with the operating results of Horizon for the year ended August 31, 1994. The net revenues and operating income of MCH as of the eleven months ended July 31, 1994 which are included in the consolidated financial statements are:

                                                     For the eleven
                                                      months ended
                                                     July 31, 1994
                                                     --------------
                     Net revenues                     $  5,297,174
                                                      ============
                     Operating income                 $    623,023
                                                      ============

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND SHORT-TERM INVESTMENTS: Cash and short-term investments include securities with original maturities of three months or less when purchased.

     PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. Depreciation expense is recorded on the straight-line basis over the assets' estimated useful lives. The useful life of furniture and fixtures and computer equipment are estimated to be five years and three years, respectively. Routine maintenance and repair items are charged to current operations.

     SALE OF RIGHTS TO PURCHASE OPTIONS: During the years ended August 31, 1995 and 1994, Horizon issued nonstatutory stock options to purchase 168,000 and 406,237 shares of common stock, respectively - see Note 7. Certain of these options required payment of $0.67 per option by the recipient prior to issuance of the option. Horizon recognized these payments as an addition to Additional Paid-in Capital.

     NET REVENUES: Net revenue is reported at the estimated net realizable amounts from contracted hospitals for contract management services rendered. Adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlement is determined.

     Some management contracts include a clause which states that Horizon will indemnify the hospital for any third- party payor denials, including Medicare. At the time the charges are denied, an allowance for 100% of the disputed amount is recorded by Horizon. Management believes it has adequately provided for any potential adjustments that may result from final settlement of these denials.

     At August 31, 1996, Horizon had management contracts with 32 hospitals directly or indirectly owned by Columbia/HCA Healthcare Corporation ("Columbia/HCA") of which, 27 had programs in operation. These 27 contracts accounted for 23.0% of the net revenues for the year ended August 31, 1996. In the aggregate, including terminated contracts, revenues generated by hospitals directly or indirectly owned by Columbia/HCA accounted for 26.1% of the net revenues for the year ended August 31, 1996.

     The customers of Horizon are not concentrated in any specific geographic region, but are concentrated in the health care industry. Horizon generally does not require collateral to support outstanding accounts receivable.

     HEALTH INSURANCE PROGRAM REIMBURSEMENT: Services were provided under Horizon's management to patients who are eligible for coverage under Title XVIII (Medicare) Health Insurance Programs. Amounts received are generally less than the standard billing rates of the hospital and receivables are recorded in the consolidated balance sheet at the estimated amount to be reimbursed.

     Amounts due to/from Health Insurance Programs under Medicare are subject to final determination through an audit by a fiscal intermediary. Any difference between the final determination and estimated amounts accrued is accounted for as an adjustment to patient service revenue in the year of final determination. Management believes it has adequately provided for any potential adjustments resulting from an audit.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     LONG-LIVED AND INTANGIBLE ASSETS: The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, the Company recognizes impairment losses on property and equipment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets, on an individual property basis, may not be recoverable through undiscounted future cash flows. Such losses are determined by comparing the sum of the expected future discounted net cash flows to the carrying amount of the asset. Impairment losses are recognized in operating income as they are determined. As of August 31, 1996, no impairment losses have been incurred.

     INCOME TAXES:  Horizon has adopted Statement of Financial Accounting
     Standards ("SFAS") No. 109, "Accounting for Income Taxes."   SFAS 109
     generally requires an asset and liability approach and requires recognition of deferred tax assets and liabilities resulting from differing book and tax bases of assets and liabilities. It requires that deferred tax assets and liabilities be determined using the tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Under this method, future financial results will be impacted by the effect of changes in income tax rates on cumulative deferred income tax balances.

     NET INCOME PER SHARE: Net income per common share is calculated using the weighted average number of common and common equivalent shares outstanding during the respective periods. Dilutive common equivalents consist of stock options calculated using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission, common shares and common equivalent shares issued at prices below the public offering price during the twelve months immediately preceding the date of the initial filing of the Registration Statement have been included in the calculation of common shares and common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented. All shares and per share data, except par value per share, have been retroactively adjusted to reflect the 2-for-1 stock split of the Company's common stock (see Note 10).

     USE OF ESTIMATES: The Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     PRO FORMA: The Pro Forma operating results give effect to the acquisition of the 27.5% interest of MHM in the Horizon LLC as if it had occurred at September 1, 1994. In addition, the assumption was made that the Company was taxed at a rate of 40%, the rate which would be in effect if the Company had not had a net operating loss carryforward during fiscal 1995.

4.   INVESTMENT IN HORIZON LLC

     Certain provisions of the limited liability company agreement of the Horizon LLC which required the consent of MHM for certain transactions prevented the Company from having the ability to control the Horizon LLC under generally accepted accounting principles and therefore the Horizon LLC was not consolidated with the Company for accounting purposes for the six months ended February 28, 1995. As a result of Horizon's March 20, 1995 acquisition of the minority interest of MHM in the Horizon LLC, the Horizon LLC became a wholly-owned subsidiary of Horizon and has been consolidated with the Company effective March 1, 1995.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Summarized financial information for the Horizon LLC is as follows:

                                                                      August 1, 1994              Six
                                                                      (inception) to         months ended
                                                                      August 31, 1994      February 28, 1995
                                                                      ---------------      -----------------
                                                                                              (Unaudited)
                     Net revenues                                     $     4,427,053      $      26,869,535
                     Operating expenses                                     3,926,904             23,566,024
                     Other income                                               1,912                 44,507
                                                                      ---------------      -----------------
                     Income before income taxes                               502,061              3,348,018
                     Income tax expense                                        -                      30,298
                                                                      ---------------      -----------------
                     Net income                                       $       502,061      $       3,317,720
                                                                      ===============      =================

                                                                      August 31, 1994      February 28, 1995
                                                                      ---------------      -----------------
                                                                                              (Unaudited)

                     Current assets                                   $     5,139,363        $     9,688,529
                     Noncurrent assets                                         65,997                848,136
                                                                      ---------------        ---------------
                     Total assets                                     $     5,205,360        $    10,536,665
                                                                      ===============        ===============
                     Current liabilities                              $     1,703,269        $     3,247,846
                                                                      ===============        ===============
                     Noncurrent liabilities                                    -                      -
                                                                      ===============        ===============
                     Total liabilities                                      1,703,269              3,247,846
                     Members' equity                                        3,502,091              7,288,819
                                                                      ---------------        ---------------
                                                                      $     5,205,360        $    10,536,665
                                                                      ===============        ===============

     As of February 28, 1995, Horizon recognized its capital contributions and its share of net earnings of the Horizon LLC as an increase in its investment and recognized Horizon LLC distributions as a decrease in its investment. Horizon capital contributions totaled $3,420,000 through February 28, 1995. Distributions received by the Company from the Horizon LLC totaled $1,000,000 through February 28, 1995. The Company's share of the Horizon LLC's net earnings was $1,567,720 for the six months ended February 28, 1995. The Horizon LLC contract stipulates that MHM is allocated the first $1,750,000 of Horizon LLC net earnings in the fiscal year ending August 31, 1995. On September 1, 1995, the Horizon LLC was dissolved and its operations combined with Horizon.

5.   INVESTMENT IN PPS

     On July 31, 1996, Horizon acquired eighty percent (80%) of the outstanding common stock of Florida Professional Psychological Services, Inc., also known as Professional Psychological Services, Inc. ("PPS"), and PPS has been consolidated with Horizon as of August 1, 1996. Horizon accounted for the acquisition of PPS by the purchase method as required by generally accepted accounting principles. Based in Clearwater, Florida, PPS specializes in full risk, capitated managed behavioral health programs and employee assistance programs. The purchase price is based primarily on a
     6.25 multiple of the 1996 pre-tax income of PPS to be determined in the first quarter of 1997. Horizon currently estimates the purchase price will be approximately $1,800,000 of which $1,225,000 was paid on July 31, 1996. In addition, Horizon also obtained an option to acquire the remaining twenty percent (20%) of the outstanding PPS common stock at a future date. The sellers, constituting all the

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     shareholders of PPS, also obtained the right to put to Horizon such shares on certain dates. The option and put prices for the remaining PPS shares are based on a multiple of the pre-tax income of PPS in future years.

     The following presents the revenue of PPS for fiscal years 1995 and 1996. PPS's effect on Horizon's net income and earnings per share has been deemed negligible for these periods and not presented.

     Historical Revenue Summary (unaudited)

                    1995                              1996
                 ----------                        ----------
                 $4,475,000                        $5,050,000

6.   LONG-TERM DEBT AND RELATED PARTY TRANSACTIONS

     At August 31, 1995 and 1996, Horizon had the following long-term debt:

                                                                     August 31,       August 31,
                                                                         1995            1996
                                                                   ---------------  --------------
     Texas Commerce Bank -
       Revolving Credit Facility                                            -                 -
     Promissory Note to OrNda,
      due on November 30, 1999, interest is
      payable quarterly at prime plus 2%.
      Principal of $48,000 is payable quarterly.                   $     2,500,000    $       -
     Other                                                                   7,248            -
                                                                   ---------------    ------------
                                                                         2,507,248            -
                                                                   ---------------    ------------
     Less current maturities                                                (7,248)           -
                                                                   ---------------    ------------
                                                                   $     2,500,000    $       -
                                                                   ===============    ============

     Horizon believes the fair market value of the Promissory Note was not in excess of the book value at August 31, 1995. On October 3, 1995, the Company paid OrNda $2,524,298 for the outstanding balance of the note plus accrued interest.

     Effective September 29, 1995, the Company entered into a loan agreement with Texas Commerce Bank (TCB) for a revolving line of credit with maximum advance commitment of $11,000,000. On December 12, 1995, the Company paid TCB the outstanding balance of $1,300,000 originally advanced to the Company during the quarter ended November 30, 1995, plus accrued interest. As of August 31, 1996, the Company has borrowed $0 against the available line of credit and has $7.4 million available for advances under the revolving credit facility.

     The line of credit will bear interest at (1) the lesser of the Floating Base Rate or the maximum nonusurious interest rate permitted by law and/or
     (2) the lesser of the LIBOR Rate plus LIBOR Margin or the maximum nonusurious interest rate permitted by law.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Floating Base Rate means the greater of (i) TCB's prime rate of interest or (ii) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers plus one-half of one percent (.5%). LIBOR Rate means the quotient of (i) the Interbank Offered Rate divided by (ii) the remainder of 1.0 minus the LIBOR reserve requirement. LIBOR Margin is 1.25% to 1.75% depending on the debt coverage ratio.

     The original maturity date of this line of credit is December 15, 1998; however, it may be extended to December 15, 2000 if certain debt coverage ratios are met.

7.   STOCK OPTIONS

     In accordance with Horizon's 1989 and 1995 Stock Option Plans, as amended, 1,931,843 shares of common stock have been reserved for grant to key employees. Of these, 1,400,842 options, 1,411,268 options, and 1,461,327 options were issued and outstanding at August 31, 1994, 1995, and 1996, respectively. During fiscal 1994 and 1995, nonstatutory stock options to purchase 406,237, and 168,000 shares of common stock were granted with an exercise price of $3.61 or $4.00, and $6.6667, $7.4167 or $8.9167 per share, respectively. On September 1, 1995, the Company granted an additional 127,500 options under the 1995 Stock Option Plan at $9.75 per share subject to shareholder approval which was received on January 11, 1996. An additional 128,250 shares with an exercise price of $14.16667 were granted on August 15, 1996. Management believes the exercise prices of the options approximated or exceeded the market value of the common stock at the date of grant. As such, no expense is recognized in the accompanying statements of income as a result of such issuance. The options are generally exercisable in cumulative installments over a four-year period and terminate 10 years from the date of grant. No options were canceled or expired during fiscal 1994. However, during fiscal 1995 and 1996, 39,000 and 11,250 options granted to former officers were canceled respectively. During fiscal 1995, vested options of 101,250 and 17,325 have been exercised by certain officers at exercise prices of $0.83333 and $2.14167, respectively. During fiscal 1996, vested options of 42,000 at $0.50, and 38,816 at $0.83333 and 53,625 at $1.00 have been exercised by certain key employees.

     At August 31, 1996 there were 1,931,843 shares reserved, of which 256,015 shares were issued and exercised, 1,461,327 shares were issued and unexercised and 214,500 shares remain unissued. Of the 1,461,327 shares issued and unexercised, 520,452 shares were exercisable.

     On April 28, 1995 the board of directors created a stock option plan for outside directors owning less than 5% of the stock of the Company. 150,000 shares of common stock are reserved for issuance under this plan. This plan has been amended and restated to also provide for 3,000 option grants to each eligible director each time he is re- elected to the board after having served as a director for at least one year since his initial grant under the plan.

     At August 31, 1996 there were 150,000 shares reserved, of which no shares were issued and exercised, 60,000 shares were issued and unexercised and 90,000 shares remain unissued. Of the 60,000 shares issued and unexercised, 12,000 shares were exercisable.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     On April 1, 1996 the Company filed an S-8 registration statement which registered 2,054,549 shares granted to or eligible for granting to employees and directors under the 1989 and 1995 stock option plans, as amended, and the outside director stock option plan. This registration includes a separate reoffer prospectus to allow any shares issued in the future and most previously exercised shares under the 1989 and 1995 stock option plans to be traded at any time without any holding period or volume restrictions.

8.   INCOME TAXES

     Deferred taxes are provided for those items reported in different periods for income tax and financial reporting purposes. Income tax (benefit) expense comprised the following components:

                                                                    Federal        State            Total
                                                                ------------    ------------   -------------
      Year Ended August 31, 1994
           Current                                              $      7,200    $   (27,580)   $    (20,380)
           Deferred                                                     -               -               -
                                                                ------------    -----------    ------------
                                                                $      7,200    $   (27,580)   $    (20,380)
                                                                ============    ===========    ============
      Year Ended August 31, 1995
           Current                                              $    548,260   $    316,419    $    864,679
           Deferred                                                  (54,512)        (6,413)        (60,925)
                                                                ------------   ------------   ------------
                                                                $    493,748   $    310,006    $    803,754
                                                                ============   ============    ============
        Year Ended August 31, 1996
           Current                                              $  1,599,122   $    536,097    $  3,135,219
           Deferred                                                  481,849         56,687         538,536
                                                                ------------   ------------    ------------
                                                                $  3,080,971   $    592,784    $  3,673,755
                                                                ============   ============    ============


      The components of the net deferred tax (liabilities) assets at August 31, 1994, 1995 and 1996 were obtained using the liability method in accordance with SFAS No. 109 and are as follows:

                                                                    1994             1995           1996
                                                               --------------   ------------   -------------
         Management contracts                                  $  (1,581,643 ) $  (1,717,189)  $  (1,613,132)
         Goodwill                                                     -               -             (198,761)
                                                               --------------  -------------   -------------
         Gross deferred tax liabilities                        $  (1,581,643 ) $  (1,717,189)  $  (1,811,893)
                                                               ==============  =============   =============
         Accounts receivable                                   $      307,446  $     410,719   $     368,078
         Vacation accruals                                            104,340        293,557         375,532
         Misc accruals                                                -               -              274,991
         Fixed assets/intangibles                                     -               45,515          73,923
         Net operating loss carryforward                            2,559,156      1,028,323         241,757
         Deferred tax asset valuation allowance                   (1,389,299 )        -               -
                                                               --------------  -------------   -------------
         Deferred tax assets                                   $    1,581,643  $   1,778,114   $   1,334,281
                                                               ==============  =============   =============

         Net deferred tax asset (liability)                    $       -       $      60,925   $    (477,612)
                                                               ==============  =============   =============


      At August 31, 1996, the Company had available estimated, unused net operating loss carryforwards for tax purposes of approximately $600,000. These carryforwards may be utilized to offset future years' income and will expire during 2008 if unused prior to that date.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following is a reconciliation of income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statement of Operations:

                                                                   1994             1995           1996
                                                               --------------  -------------   -------------
         Federal income taxes based on 34% of book
          income (including equity in net earnings
          of Horizon LLC)                                      $      495,030  $   1,614,991   $   3,141,732
         Meals and entertainment, goodwill
          amortization and other permanent adjustments                 48,279        135,441         142,136
         Change in valuation allowance                               (510,877)    (1,389,299)            -
         State income taxes and other adjustments                     (52,812)       442,621         389,887
                                                               --------------  -------------   -------------
                                                               $      (20,380) $     803,754   $   3,673,755
                                                               ==============  =============    ============

      The change in the deferred tax asset valuation allowance is primarily due to the utilization of net operating loss carryforwards in the years ended August 31, 1994 and 1995.

9.    COMMITMENTS AND CONTINGENCIES

      Horizon leases various office facilities and equipment under operating leases. The following is a schedule of minimum rental payments under these leases which expire at various dates:

           Year ended August 31:
               1997                         $      569,586
               1998                                501,768
               1999                                360,741
               2000                                315,578
               2001                                315,000
                                            --------------
                                            $    2,062,673
                                            ==============


      Rent expense for the years ended August 31, 1994, 1995, and 1996 totaled $1,049,828, $315,105 and $644,931, respectively.

      Horizon is insured for professional and general liability on a claims-made policy, with additional tail coverage being obtained when necessary. Management is unaware of any claims against the Company that would cause the final expenses for professional and general liability to vary materially from amounts provided.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Horizon is involved in litigation arising in the ordinary course of business, including matters involving professional liability. It is the opinion of management that the ultimate disposition of such litigation would not be in excess of any reserves or have a material adverse effect on Horizon's financial position or results of operations.

10.   COMMON STOCK

      On March 30, 1994, Horizon effected a two for one common stock split, increasing the number of authorized common shares from 2,000,000 to 4,000,000. The par value of such stock remained at $0.01 per share, thereby causing $10,410 originally recorded as additional paid-in capital to be reclassified as common stock. Upon effecting the stock split, the stock options and their related exercise prices were doubled and halved, respectively.

      On February 1, 1995, Horizon increased the number of its authorized common shares to 10,000,000.

11.   UNAUDITED PRO FORMA SUPPLEMENTAL INFORMATION

      The following unaudited pro forma information for the years ended August 31, 1994 and 1995, has been prepared as if the issuance of 1,981,849 shares of the common stock from the initial public offering, and the purchase of the minority interest in the Horizon LLC at a price equal to 1,041,233 times the initial public offering price per share had occurred on September 1, 1993. In addition, the operating results of the Mountain Crest Hospital for the eleven months ended July 31, 1994 have been removed, as such operations were subleased by the Company effective July 31, 1994.

                                                         For the year             For the year
                                                          August 31,               August 31,
                                                            1994                      1995
                                                     -------------------       -------------------
                                                         (Unaudited)               (Unaudited)

      Net revenue                                    $            44,805       $            56,078
                                                     ===================       ===================
      Net income                                     $             1,026       $             3,783
                                                     ===================       ===================

      Share data:
         Pro Forma earnings per share                $              0.17       $              0.60
                                                     ===================       ===================

         Weighted average shares outstanding                       6,165                     6,329
                                                     ===================       ===================

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      The following is a summary of unaudited quarterly financial data for fiscal 1995 and 1996:

                                                                                    Net       Earnings
                                                                  Gross           Income       (Loss)
                                              Revenues            Profit          (Loss)      Per Share
                                           ---------------  -----------------------------------------------
      Quarter Ended:
         November 30, 1994                $     232,457    $     (80,007)   $    (294,282)       (0.09)
         February 28, 1995                       53,277          (30,526)       1,120,988         0.27
         May 31, 1995                        14,637,710        1,980,010        1,534,941         0.26
         August 31, 1995                     14,426,320        2,066,538        1,584,951         0.25

      Quarter Ended:
         November 30, 1995                   14,612,868        2,002,091        1,248,829         0.19
         February 29, 1996                   15,071,434        2,159,193        1,335,705         0.21
         May 31, 1996                        15,819,865        2,318,831        1,444,851         0.22
         August 31, 1996                     16,940,588        2,436,417        1,534,855         0.23

      The net income in the quarters ended November 30, 1994 and February 28, 1995, included equity in net earnings of the Horizon LLC of $0 and $1,567,720, respectively. No equity earnings from Horizon LLC were recorded in the quarter ended November 30, 1994, as all earnings were contractually allocated to MHM. On March 20, 1995, Horizon acquired MHM's minority interest in the Horizon, LLC. Accordingly, the Horizon LLC has been consolidated with the Company effective March 1, 1995 as a wholly-owned subsidiary.

13.   SUBSEQUENT EVENTS

      On January 31, 1997, Horizon effected a three-for-two stock split. The par value of such common stock remained at $0.01, thereby causing $18,253 originally recorded as additional paid-in capital to be reclassified as common stock. Upon effecting the stock split, the stock options and their related exercise prices were increased by 50% and decreased by 33.33%, respectively. These consolidated financial statements have been restated to present the effects of this stock split.

      In February 1997, Horizon increased the number of its authorized common shares from 10,000,000 to 40,000,000 shares.

      Effective March 15, 1997, the Company purchased all of the outstanding capital stock of Geriatric Medical Care, Inc., a Tennessee corporation ("Geriatric"), from the stockholders of Geriatric. Geriatric is a contract manager of mental health services for acute care hospitals. Geriatric had total revenues of approximately $5.7 million in 1996. The cash purchase price of approximately $4.3 million, which was paid at closing from existing cash of the Company, included retiring essentially all of Geriatric's outstanding debt. On April 16, 1997, the Company paid an additional $270,000 related to this purchase.

HORIZON MENTAL HEALTH MANAGEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Effective March 15, 1997, the Company purchased all of the outstanding capital stock of Clay Care, Inc., a Texas corporation ("CCI"). CCI is a contract manager of mental health services for acute care hospitals. CCI had total revenues of approximately $1.3 million in 1996. The $1,000,000 cash purchase price was determined based on negotiations between the seller and the Company. A total of $475,000 of the purchase price was paid at the closing from existing cash of the Company. The remaining $525,000 of the total purchase price, which the Company also expects to pay from available cash, is due in two payments, both of which are to be paid within ninety (90) days from the closing date, subject to reduction under certain circumstances specified in the stock purchase agreement.

                               INDEX TO EXHIBITS


EXHIBIT NO.      EXHIBIT
-----------      -------
    3.1          Certificate of  Incorporation of the Company, as amended
                 (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q as filed with the Commission on March 31, 1997).

    3.2 Amended and Restated Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration Number 33-88314) as filed with the Commission on February 16,
                 1995).

    4.1 Rights Agreement dated February 6, 1997, between Horizon Mental Health Management, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as exhibits the form of Rights Certificate and the Summary of Rights Agreement (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A (Registration Number 000-22123) as filed with the Commission on February 7,
                 1997).

    23.1         Consent of Price Waterhouse LLP (filed herewith

    27.1         Financial Data Schedule (filed herewith).